UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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EXXON MOBIL CORPORATION

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The below communication contains a list of Frequently Asked Questions regarding the announcement of ExxonMobil’s new Low Carbon Solutions business.

1.	Why did the Company create ExxonMobil Low Carbon Solutions?

•	We created the business to commercialize and deploy technologies that will have a demonstrably positive impact on our own emissions as well as those from others.

•

This action is a further demonstration of ExxonMobil’s ongoing efforts to reduce emissions. We recently announced plans to reduce our upstream GHG intensity through 2025; we aim for industry-leading GHG performance across our businesses by 2030.

•

The initial focus will be on Carbon Capture and Storage (CCS), a technology recognized as critical to achieving the Paris Agreement Climate goals. The United Nations Intergovernmental Panel on Climate Change (IPCC) and the International Energy Agency (IEA) agree that CCS is one of the most important low-carbon technologies required to achieve societal climate goals at the lowest cost. ExxonMobil has industry-leading CCS experience and capabilities including over 30 years of experience in design, construction and operation of CCS facilities and an equity share in about one-fifth of global CO2 capture capacity. The company is collaborating with multiple partners across industry, academia and government on a portfolio of advanced technologies ranging from more efficient processes for industrial facilities to direct capture of CO2 from the air.

•	The business will also leverage ExxonMobil’s significant experience in the production of hydrogen which, when coupled with CCS, is likely to play a critical role in a lower carbon energy system.

2.	Why now?

•

In 2018 we formed a carbon capture venture, to identify and develop potential CCS opportunities using both established and emerging technologies. The activities involved work with governments, industry, academia and technology companies to advance projects. Today we have more than 20 opportunities under evaluation.

•

With the increasing government focus, growing market demand and additional investor interest, we are increasing our emphasis in this area through the establishment of ExxonMobil Low Carbon Solutions. This new business will continue to progress the ongoing venture work while looking to expand other commercial opportunities from our extensive low carbon technology portfolio.

•	Other technology focus areas in ExxonMobil’s low carbon portfolio will be added in the future as they mature to commercialization.

•

The International Energy Agency (IEA) has recognized the “growing momentum” behind carbon capture. ExxonMobil Low Carbon Solutions will position us to participate even more effectively in global efforts to deploy CCS at scale.

3.	Why focus on CCS?

•

CCS is recognized as an essential technology for meeting the goals of the Paris Agreement. As the IEA noted, “Without a sharp acceleration in CCUS (Carbon Capture Utilization and Storage) innovation and deployment over the next few years, meeting net-zero emissions targets will be all but impossible.”

•	ExxonMobil is the global leader in carbon capture, with projects operating in the United States, Australia and Qatar.

•

ExxonMobil’s R&D is focused on areas where we can make a unique and significant contribution, and where we have the deep scientific competencies and capabilities to drive progress in this important area.

4.	What other CCS projects are being considered?

•

In addition to the CCS projects named in our press release, we are evaluating opportunities across Europe, Asia Pacific, the Middle East and North America. A number of these opportunities are progressing have commercially sensitive elements, so we are unable to provide details on these.

5.	What is the timing on the new CCS opportunities?

•

Each of our more than 20 CCS opportunities are at different stages. While each has the potential to move forward with today’s technologies, bringing these opportunities to fruition will require supportive government policies.

•

The Port of Rotterdam CO2 Transportation Hub and Offshore Storage (PORTHOS) project is an example of a near-term CCS opportunity. The port recently announced that the permit procedures for PORTHOS are expected to be completed by year-end and a final investment decision is planned for 2022.

•

Our CCS facility near the LaBarge natural gas field currently captures about 7 million tonnes per year, which is the largest amount being captured at any industrial facility in the world. The expansion project remains in our plans, and we are continuing with the permitting process and early design work.

6.	What is the budget for the Low Carbon Solutions business? How does this fit with the company’s capital plans and reduced operational expenses?

•

ExxonMobil plans to invest more than $3 billion on lower emission energy solutions, including CCS, through 2025. ExxonMobil’s investment in CCS and other low-carbon solutions will be based on opportunity availability and attractiveness.

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ExxonMobil has invested more than $10B since 2000 researching, developing and deploying lower-emissions energy solutions – including CCS. This includes efforts to develop new CO2 capture technologies with a goal of reducing costs and complexity of operation.

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ExxonMobil remains committed to advancing lower-carbon and CCS opportunities despite the current challenging business environment. Over the past year, we have continued to progress a number of projects including the ones mentioned at Rotterdam and LaBarge, Wyoming.

7.	In addition to CCS, what is ExxonMobil doing to reduce emissions?

•

ExxonMobil has a robust set of processes to improve energy efficiency and mitigate emissions. In the upstream, these include programs focused on reducing methane emissions, flaring and venting. In the downstream, these include cogeneration, a process that simultaneously produces electricity while capturing useful heat or steam for industrial uses. We also continue research in equipment design, advanced separations, catalysis and process configurations as part of broader efforts to advance energy-efficient manufacturing.

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We recently announced plans to reduce the intensity of operated upstream greenhouse gas emissions by 15 to 20 percent by 2025, compared to 2016 levels. This will be supported by a 40 to 50 percent decrease in methane intensity, and a 35 to 45 percent decrease in flaring intensity across our global operations.

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The 2025 emission reduction plans are expected to reduce absolute greenhouse gas emissions by an estimated 30 percent for the Company’s upstream business. Similarly, absolute flaring and methane emissions are expected to decrease by 40 to 50 percent. The emission plans cover Scope 1 and Scope 2 emissions from assets operated by the Company.

8.	How does this new business fit into the ExxonMobil organization?

•	Low Carbon Solutions will be a separate business unit with line of sight to low-emissions opportunities being pursued across the corporation with an initial focus on CCS.

•

The business will seek to advance external partnerships – both private and public – and the policies and regulatory frameworks that will be needed to bring proven CCS technologies to scale. It will also seek to commercialize the low-carbon technologies that have been developed by ExxonMobil and with third parties.

9.	What makes ExxonMobil well-suited to contribute to the advancement of CCS as part of the global effort to reduce emissions?

•

ExxonMobil is the global leader in CCS. We are the first company in the world to capture more than 120 million tonnes of CO2, and over the last 50 years, has captured more CO2 than any other company, amounting to 40% of all anthropogenic CO2 captured during that period.

•	ExxonMobil maintains a unique set of competitive advantages in terms of advancing the types of CCS projects that will be needed to meet society’s climate goals:

•	We have the proven ability to assemble and execute large, complex projects.

•	We have operated for many years in each major segment of the CCS value chain: capture, transport, and storage.

•	We have deep knowledge of reservoir characteristics and other subsurface expertise needed to design projects to inject and store CO2 underground safely, securely and permanently.

•	We have an expansive research portfolio in CCS technologies.

10.	What is the role of government in supporting CCS projects?

•

Stable, supportive policies and regulatory frameworks are critical to enabling the deployment of CCS technology and infrastructure at a pace and scale to help meet Paris Agreement goals. These include:

•	Incentives that can be provided through a variety of mechanisms, but in most cases require government action.

•	An enabling regulatory and legal framework, particularly related to transport and storage.

•	Sustained, long-term government support for research and development.

11.	How many employees will the new business have?

•	The business will build on the existing CCS venture work activities as a small team with key expertise in business development, regulatory policy, commercial and market assessment.

•

It is expected that the business will extensively leverage skills and expertise available across ExxonMobil in areas including technology, geoscience/engineering, project development and execution along with key support from the business services functions.

12.	Have you set performance metrics or targets for this business?

•	The team will develop a business plan as part of the 2021 planning process which will set the stewardship performance metrics.

13.	Will the business oversee ExxonMobil’s existing R&D technology partnerships?

•

Similar to ExxonMobil’s other businesses (Upstream, Fuels & Lubricants, Chemicals), the Low Carbon Solutions business will work through the technology organizations to set technology direction and deliverables that will drive business performance. This includes internal programs as well as external partnerships.

14.	Will all ExxonMobil technology fall under this business?

•

The business will focus its efforts on solutions critical to achieving the ambitions of the Paris Agreement, work with governments around the world to promote the necessary policies and regulatory frameworks and partner with interested parties to achieve improvements at scale.

•	The initial focus will be on Carbon Capture and Storage. Other technology focus areas in ExxonMobil’s low carbon portfolio will be added in the future as they mature to commercialization.

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Cautionary Statement

Statements of future events, investment opportunities or conditions in this document are forward-looking statements. Actual future results, including project plans and timing, reductions in emissions, carbon capture and storage results and the impact of operational and technology efforts could vary depending on the ability to execute operational objectives on a timely and successful basis; national, regional and local policies; changes in laws and regulations including laws and regulations regarding greenhouse gas emissions, carbon capture and carbon costs; trade patterns and the development and enforcement of local, national and regional mandates; unforeseen technical or operational difficulties; the outcome of research efforts and future technology developments, including the ability to scale projects and technologies on a commercially competitive basis; changes in supply and demand and other market factors affecting future prices of oil, gas, and petrochemical products; changes in the relative energy mix across activities and geographies; the actions of competitors; changes in regional and global economic growth rates and consumer preferences; the pace of regional and global recovery from the COVID-19 pandemic and actions taken by governments and consumers resulting from the pandemic; changes in population growth, economic development or migration patterns; and other factors discussed in this release and in Item 1A. “Risk Factors” in ExxonMobil’s Annual Report on Form 10-K for 2019 and subsequent Quarterly Reports on Forms 10-Q, as well as under the heading “Factors Affecting Future Results” on the Investors page of ExxonMobil’s website at www.exxonmobil.com.

Important Additional Information Regarding Proxy Solicitation

Exxon Mobil Corporation (“ExxonMobil”) intends to file a proxy statement and associated BLUE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for ExxonMobil’s 2021 Annual Meeting (the “Proxy Statement”). ExxonMobil, its directors and certain of its executive officers will be participants in the solicitation of proxies from shareholders in respect of the 2021 Annual Meeting. Information regarding the names of ExxonMobil’s directors and executive officers and their respective interests in ExxonMobil by security holdings or otherwise is set forth in ExxonMobil’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on February 26, 2020, ExxonMobil’s proxy statement for the 2020 Annual Meeting of Shareholders, filed with the SEC on April 9, 2020 and ExxonMobil’s Form 8-K filed with the SEC on December 1, 2020. To the extent holdings of such participants in ExxonMobil’s securities are not reported, or have changed since the amounts described, in the 2020 proxy statement, such changes have been reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC. Details concerning the nominees of ExxonMobil’s Board of Directors for election at the 2021 Annual Meeting will be included in the Proxy Statement. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SHAREHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE COMPANY’S DEFINITIVE PROXY STATEMENT AND ANY SUPPLEMENTS THERETO AND ACCOMPANYING BLUE PROXY CARD WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and shareholders will be able to obtain a copy of the definitive Proxy Statement and other relevant documents filed by ExxonMobil free of charge from the SEC’s website, www.sec.gov. ExxonMobil’s shareholders will also be able to obtain, without charge, a copy of the definitive Proxy Statement and other relevant filed documents by directing a request by mail to ExxonMobil Shareholder Services at 5959 Las Colinas Boulevard, Irving, Texas, 75039-2298 or at shareholderrelations@exxonmobil.com or from the investor relations section of ExxonMobil’s website, www.exxonmobil.com/investor.